GAMCO Westwood Funds                                                Exhibit (12)
The B.B. Funds




March 30, 2009                                                       33428.00001



GAMCO Westwood Funds
One Corporate Center
Rye, New York 10580-1422

The B.B. Funds
One Corporate Center
Rye, New York 10580-1422

Re: Reorganization of the B.B. Micro-Cap Growth Fund into the GAMCO Westwood Mighty MitesSM Fund

Ladies and Gentlemen:

We have acted as counsel to GAMCO Westwood Funds ("Westwood") in connection with the reorganization of the B.B. Micro-Cap Growth Fund (formerly, The Bjurman, Barry Micro-Cap Growth Fund) (the "Acquired Fund"), a series of The B.B. Funds (formerly, the Bjurman, Barry Funds) (the "B.B. Trust"), into the GAMCO Westwood Mighty MitesSM Fund (the "Acquiring Fund", and together with the Acquired Fund, the "Funds"), a series of Westwood, in accordance with an Agreement and Plan of Reorganization (the "Plan") adopted by the Boards of Trustees of Westwood and the B.B. Trust and dated November 28, 2008, and the Form N-14 Registration Statement of Westwood (Registration No. 333-156354) (the "Registration Statement") as filed with the Securities and Exchange Commission on January 21, 2009. Pursuant to the Plan and in accordance with the Registration Statement,
(i) all of the then-existing assets of the Acquired Fund will be transferred to the Acquiring Fund in exchange for shares of beneficial interest, $0.001 par value per share, Class AAA, of the Acquiring Fund (the "Shares"); (ii) the Acquiring Fund will assume all known and disclosed liabilities of the Acquired Fund; and (iii) the Shares of the Acquiring Fund will be distributed to the shareholders of the Acquired Fund and the Acquired Fund will be terminated (the "Reorganization"). This opinion is furnished to you pursuant to section 11.D of the Plan.

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as counsel to Westwood in connection with the Reorganization. For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):
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(a)      the Plan;

(b)      the Registration Statement;

(c) such other instruments and documents related to the formation, organization and operation of the Acquired Fund and the Acquiring Fund and related to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate; and

(d)      the certificates attached to this opinion as Exhibit A.

In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

1. That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be prior to the Effective Time) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof;

2. That all representations, warranties and statements made or agreed to by Westwood or the B.B. Trust on behalf of the Funds, and their management, employees, officers, directors and shareholders thereof in connection with the Reorganization, including but not limited to those set forth in the Plan (including the exhibits) are true and accurate at all relevant times; and that all covenants contained in such documents are performed without waiver or breach of any material provision thereof.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for federal income tax purposes:

         The transfer of all of the assets and liabilities of the Acquired Fund to the Acquiring Fund solely in exchange for Class AAA Shares of the Acquiring Fund, followed by the Acquired Fund's distribution of Class AAA Shares of the Acquiring Fund to the Acquired Fund's shareholders as part of the liquidation of the Acquired Fund, as described in the Plan, will qualify as a tax-free "reorganization" within the meaning of
         Section 368(a)(1)(C) of the Code, and the Acquired Fund and the Acquiring Fund each will be considered "a party to a reorganization" within the meaning of Section 368(b) of the Code;

         No gain or loss will be recognized by the shareholders of the Acquired Fund upon (a) the transfer of its assets and liabilities to the Acquiring Fund in exchange for the issuance of Shares of the Acquiring Fund to the Acquired Fund and the assumption by the Acquiring Fund of the Acquired Fund's liabilities, if any, and (b) the distribution by the Acquired Fund to its shareholders of Shares of the Acquiring Fund received as a result of the Reorganization (Sections 361(a), 354(a) and 357(a) of the Code);

         No gain or loss will be recognized by the Acquiring Fund upon its receipt of the assets and liabilities of the Acquired Fund in exchange for the issuance of Shares of the Acquiring Fund to the Acquired Fund and the assumption by the Acquiring Fund of the Acquired Fund's liabilities, if any (Section 1032(a) of the Code);

         The tax basis of the Acquiring Fund Shares received by each shareholder of the Acquired Fund will be the same as the tax basis of the shareholder's Acquired Fund shares immediately prior to the Reorganization (Section 358(a)(1) of the Code);

         The tax basis of the Acquiring Fund in the assets and liabilities of the Acquired Fund received pursuant to the Reorganization will be the same as the tax basis of the assets and liabilities in the hands of the Acquired Fund immediately before the Reorganization (Section 362(b) of the Code);

         The tax holding period for the Shares of the Acquiring Fund issued to each shareholder of the Acquired Fund in connection with the Reorganization will be determined by including the period for which the shareholder held shares of the Acquired Fund exchanged therefor, provided that the shareholder held such shares of the Acquired Fund as capital assets on the date of the transaction;

         The tax holding period for the Acquiring Fund with respect to the assets and liabilities of the Acquired Fund received in the Reorganization will include the period for which such assets and liabilities were held by the Acquired Fund (Section 1223(2) of the Code); and

         The Acquired Fund's shareholders will not recognize gain or loss upon the exchange of their shares of the Acquired Fund for Shares of the Acquiring Fund as part of the Reorganization.

This opinion does not address the various state, local or foreign tax consequences that may result from the Reorganization. In addition, no opinion is expressed as to any federal income tax consequence of the Reorganization except as specifically set forth herein, and this opinion may not be relied upon except by Westwood and its shareholders of the Acquiring Fund and the Acquired Fund and its shareholders, with respect to the consequences specifically discussed herein.

This opinion addresses only the general tax consequences of the Reorganization expressly described above and does not address any tax consequence that might result to a shareholder in light of its particular circumstances, such as shareholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

No opinion is expressed as to any transaction other than the Reorganization as described in the Plan or to any other transaction whatsoever including the Reorganization if all the transactions described in the Plan are not consummated in accordance with the terms of the Plan and without waiver of any material provision thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

This opinion represents only our best judgment as to the federal income tax consequences of the Reorganization and is not binding on the Internal Revenue Service or the courts. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings in effect as of the date that this opinion is dated. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion has been delivered to you for the purposes set forth in section 11.D of the Plan and may not be distributed or otherwise made available to any other person or entity without our prior written consent.

As required by U.S. Treasury Regulations governing tax practice, you are hereby advised that any written tax advice contained herein was not written or intended to be used (and cannot be used) by any taxpayer for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code.

Very truly yours,

PAUL, HASTINGS, JANOFSKY & WALKER LLP